Exhibit 99.1

Press Release	Source: North American Insurance Leaders, Inc.

North American Insurance Leaders, Inc. to Acquire Businesses of Deep South Holding, L.P., a Leading Managing General Insurance Agency

Friday August 10, 4:05 pm ET

NEW YORK, Aug. 10 /PRNewswire-FirstCall/ — North American Insurance Leaders, Inc. (Amex: NAO - News), a special purpose acquisition corporation, announced today the signing of a definitive agreement to acquire the businesses of Deep South Holding, L.P. (“Deep South”), one of the largest managing general insurance agencies in the United States.

“We are pleased to announce this partnership with Deep South. As one of the nation’s largest and most profitable commercial insurance distributors, Deep South represents an attractive platform for future growth,” said William R. de Jonge, president of NAO. “Its established industry relationships, well- developed infrastructure and superior operating margins position Deep South as a leader and potential consolidator in a fragmented segment of the market.”

NAO Chairman of the Board Scott Levine added, “We considered many attractive acquisition candidates, but the combination with Deep South stands out as an unparalleled opportunity to build significant shareholder value over both the short and long term.”

Founded in 1967, Deep South is a full service distributor of commercial insurance products. Deep South markets its products through more than 2,000 independent agents located in 24 states. For the year ended December 31, 2006, Deep South had $224 million of gross premiums and net revenues of $52.9 million, the majority of which represented commissions and fees for commercial auto insurance policies. For the same period, Deep South produced $15.1 million of EBITDA (Earnings Before Interest, Depreciation and Amortization), resulting in a 28.5 percent margin.

“Over the last 40 years, Deep South has focused on serving independent agents and their customers, as well as producing an underwriting profit for our insurance company partners,” said Deep South spokesman Roy Horton. “We are enthusiastic about partnering with North American Insurance Leaders and look forward to the new markets and opportunities this partnership will bring.”

Under the terms of the agreement, NAO will acquire Deep South for an initial estimated payment of $110 million. The initial consideration will be equal to 5.94 times the pro forma EBITDA of Deep South’s businesses for the period ended December 31, 2007. The initial payment will comprise approximately 83 percent cash and 17 percent shares of NAO common stock. Additionally, Deep South shareholders will have the opportunity to receive up to approximately $65 million in cash and stock through an earn-out arrangement based on the future financial performance of the acquired company over the two years following closing.

The combined company, which will operate under the name Deep South Group, Inc., will trade on the American Stock Exchange and be headquartered in Dallas, Texas. NAO anticipates completing the transaction by the end of first quarter of 2008, following a vote of its shareholders and standard regulatory approvals and notices.

Keefe, Bruyette & Woods, Inc. (“KBW”) is acting as financial advisor and Dewey Ballantine LLP is serving as legal counsel to Deep South. KBW is serving as financial advisor and Sidley Austin LLP is acting as legal counsel to NAO. Stone Ridge Advisors, LLC provided a fairness opinion to NAO.

About North American Insurance Leaders, Inc.

NAO is a special purpose acquisition corporation focused on acquiring businesses in the insurance or insurance related industry. NAO raised net proceeds of approximately $110 million through its initial public offering in March 2006, led by CRT Capital Group LLC.

About Deep South

Deep South is a full service distributor of commercial insurance products operating through 12 offices located throughout the U.S. The company’s staff of nearly 400 employees provides underwriting, claims management and administrative services to independent insurance agents and their insurance customers. Deep South’s primary product is commercial auto insurance. For additional information on Deep South, please visit its website at www.deep-south.com or call Allison Griffin at (214) 704-3630.

Safe Harbor Disclosure

This news release may contain forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements may include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results.

Source: North American Insurance Leaders, Inc.